EXHIBIT 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS FOR FOURTH QUARTER, ACHIEVES RECORD REVENUE FOR FULL YEAR 2013

-	Net Revenue Increases 30.6% to $119.3 Million in Fourth Quarter 2013 –

-	Adjusted EBITDA Increases from $1.0 Million to $9.3 Million in Fourth Quarter 2013 –

-	Operating Income Increases 55.3% to $4.5 Million in Fourth Quarter 2013 –

Columbus, Ohio, March 26, 2014. Installed Building Products, Inc. (the “Company” or “IBP”), an industry-leading installer of insulation products, announced today results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Net revenue increased 30.6% to $119.3 million compared to fourth quarter 2012; same branch sales increased 29.3% compared to fourth quarter 2012

•	Adjusted EBITDA increased to $9.3 million compared to $1.0 million in fourth quarter 2012

•	Operating income increased 55.3% to $4.5 million compared to fourth quarter 2012

•	Net income from continuing operations of $2.4 million was consistent with fourth quarter 2012

•	In February 2014, the Company completed its initial public offering (“IPO”), raising net proceeds of approximately $79.8 million

Full Year 2013 Highlights

•	Net revenue increased 43.4% to $431.9 million compared to fiscal 2012; same branch sales increased 29.6% compared to fiscal 2012

•	Adjusted EBITDA increased to $25.5 million compared to $6.2 million in fiscal 2012

•	Operating income increased to $13.1 million compared to an operating loss of $1.9 million in fiscal 2012

•	Net income from continuing operations increased to $6.6 million compared to a net loss from continuing operations of $4.3 million in fiscal 2012

“The significant growth we achieved in our revenue and profits during 2013 as compared to the prior year was the result of the expansion strategy we put in place and the improving demand for our services,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Our 2013 fourth quarter revenue growth of 30.6% reflects the strong demand environment for our installation service offerings, especially in new residential end markets, and the steps we have taken to continue expanding our footprint across the nation. Furthermore, our full year same branch revenue improvement of 29.6% exceeded the 17.7% increase in U.S. housing completions during 2013, which reflects our strategic focus on establishing market-leading positions in the most attractive U.S. housing markets. As we progress through 2014, we are well positioned to continue capitalizing on the new home construction recovery, strengthening our market position and pursuing value-enhancing acquisitions while remaining disciplined with our costs to improve profitability. In the first quarter of 2014, adverse winter weather conditions have slowed sales growth in many of our markets due to delayed construction activity; however, we expect to regain most of any weather-impacted demand during the remainder of the year.”

Fourth Quarter 2013 Results Overview

For the fourth quarter of 2013, net revenue was $119.3 million, an increase of 30.6% from $91.4 million in the fourth quarter of 2012. On a same branch basis, net revenue increased 29.3% from the prior year quarter.

Gross profit was $31.2 million, an increase of 43.1% from $21.8 million in the prior year quarter. Gross margin improved to 26.2% from 23.9% in the prior year quarter, primarily due to higher net revenue and improved labor efficiencies.

Adjusted EBITDA was $9.3 million, an increase of $8.3 million from $1.0 million in the prior year quarter, largely due to the leverage of selling, general and administrative costs on higher net revenue and improvement in gross margin. Adjusted EBITDA as a percentage of net revenue was 7.8%, a 670 basis point increase from 1.1% in the prior year quarter. Operating income of $4.5 million increased 55.3% from $2.9 million in the prior year quarter.

On pre-IPO shares, net income, including the impact of accretion charges, in both periods on Series A Redeemable Preferred Stock was $0.8 million, or $0.03 per diluted share compared to $0,9 million, or $0.04 per diluted share in the prior year quarter. The Series A Redeemable Preferred Stock was redeemed in full with a portion of the IPO proceeds. Net income from continuing operations was $2.4 million, or $0.11 per diluted share, compared to $2.4 million, or $0.11 per diluted share in the prior year quarter.

Full Year 2013 Results Overview

For the full year of 2013, net revenue was $431.9 million, an increase of 43.4% from $301.3 million in the full year of 2012. On a same branch basis, net revenue increased 29.6% from the prior year.

Gross profit increased 48.2% to $109.7 million, compared to $74.0 million in the prior year. Gross margin improved to 25.4% from 24.6% in 2012, due to higher net revenue and improved labor efficiencies.

Adjusted EBITDA was $25.5 million, an increase of $19.3 million from $6.2 million in the prior year. Adjusted EBITDA as a percentage of net revenue was 5.9%, a 380 basis point increase from 2.1% in the prior year. Operating income of $13.1 million increased from an operating loss of $1.9 million in the prior year.

On pre-IPO shares, net income, including the impact of accretion charges, in both periods on Series A Redeemable Preferred Stock was $0.4 million, or $0.02 per diluted share, compared to a net loss of $9.8 million, or $0.49 loss per diluted share in the prior year. Net income from continuing operations was $6.6 million, or $0.30 per diluted share, compared to a net loss from continuing operations of $4.3 million, or $0.21 loss per diluted share in the prior year.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, March 26, 2014 at 10:00 a.m. Eastern time to discuss these results. To participate in the call, please dial 877-407-9039 (Domestic) or 201-689-8470 (International). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through April 26, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13577471.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family residential, multifamily, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2014. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof.

A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: our dependence on the residential construction industry, the economy and the credit markets; uncertainty regarding the housing recovery; declines in the economy or expectations regarding the housing recovery that could lead to additional significant impairment charges; the cyclical and seasonal nature of our business; our exposure to severe weather conditions; the highly fragmented and competitive nature of our industry; product shortages or the loss of key suppliers; changes in the costs and availability of products; inability to successfully acquire and integrate other businesses; our exposure to claims arising from our acquired operations; our reliance on key personnel; our ability to attract, train and retain qualified employees while controlling labor costs; our exposure to product liability, workmanship warranty, casualty, construction defect and other claims and legal proceedings; changes in, or failure to comply with, federal, state, local and other regulations; disruptions in our information technology systems; and our ability to implement and maintain effective internal control over financial reporting and remediate any outstanding material weakness and significant deficiencies. The order in which these factors appear should not be construed to indicate their relative importance or priority.

New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measure of Adjusted EBITDA. The reasons for the use of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure and other information relating to Adjusted EBITDA is included below following the unaudited consolidated financial statements.

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2013 and 2012

(unaudited, in thousands except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net revenue	$119,330	$91,398	$431,929	$301,253
Cost of sales	88,120	69,594	322,241	227,210

Gross profit	31,210	21,804	109,688	74,043
Operating expenses
Selling	7,055	5,364	25,509	19,807
Administrative	18,011	15,059	67,194	56,333
Management fees, related parties	—	4,300	—	4,300
Gain on litigation settlement	(31)	(6,975)	(31)	(6,975)
Amortization	756	782	3,057	3,082
Other	881	352	881	(608)

Operating (loss) income	4,538	2,922	13,078	(1,896)
Other (income) expense
Interest expense	600	503	2,257	1,979
Other	(9)	(1)	(33)	(136)

	591	502	2,224	1,843
(Loss) income before income taxes	3,947	2,420	10,854	(3,739)
Income tax provision	1,570	45	4,216	555

Net (loss) income from continuing operations	2,377	2,375	6,638	(4,294)
Discontinued operations
Loss (income) from discontinued operations	—	(4,365)	960	(3,835)
Income tax (benefit) provision	—	1,647	(362)	1,447

Loss (income) from discontinued operations, net of income taxes	—	(2,718)	598	(2,388)

Net (loss) income	$2,377	$5,093	$6,040	$(1,906)

Accretion charges on Series A Preferred Stock	(1,626)	(1,444)	(6,223)	(5,529)
Net income (loss) attributable to common shareholders	$751	$3,649	$(183)	$(7,435)

Weighted average shares outstanding (basic and diluted)	22,033,901	22,033,901	22,033,901	20,351,552
Net income (loss) per share (basic and diluted)
Income (loss) per share from continuing operations attributable to common stockholders (basic and diluted)	$0.03	$0.04	$0.02	$(0.49)
(Loss) income per share from discontinued operations attributable to common stockholders (basic and diluted)	—	0.13	(0.03)	0.12

Income (loss) per share attributable to common stockholders (basic and diluted)	$0.03	$0.17	$(0.01)	$(0.37)

Earnings Per Share Calculations

For the Three and Twelve Months Ended December 31, 2013 and 2012

(unaudited, in thousands except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net (loss) income from continuing operations	2,377	2,375	6,638	(4,294)
Accretion charges on Series A Preferred	(1,626)	(1,444)	(6,223)	(5,529)

Income (loss) from continuing operations, including impacts of accretion on Series A Preferred	751	931	415	(9,823)

Weighted average shares outstanding (basic and diluted)	22,033,901	22,033,901	22,033,901	20,351,552
Net income (loss) per basic and diluted share from continuing operations	$0.11	$0.11	$0.30	$(0.21)
Income (loss) per basic and diluted share from continuing operations, including impacts of accretion on Series A
Preferred	$0.03	$0.04	$0.02	$(0.49)

Consolidated Balance Sheets

At December 31, 2013 and December 31, 2012

(unaudited, in thousands except share data)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash	$4,065	$3,898
Restricted cash	1,708	1,803
Accounts receivable (less allowance for doubtful accounts of $1,412 and $1,738 at December 31, 2012 and 2013, respectively)	58,351	46,100
Accounts receivable, related parties	475	774
Inventories	19,731	16,718
Deferred income taxes	42	726
Income taxes receivable	41	—
Deferred offering costs	5,156	—
Other current assets	5,943	5,749

Total current assets	95,512	75,768
Property and equipment, net	29,475	17,931
Non-current assets
Goodwill	49,328	49,146
Intangibles, net	13,400	15,023
Other non-current assets	3,355	2,884

Total non-current assets	66,083	67,053

Total assets	$191,070	$160,752

LIABILITIES, REDEEMABLE INSTRUMENTS AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	255	186
Current maturities of capital lease obligations	7,663	3,822
Accounts payable	40,114	34,330
Accounts payable, related party	539	2,133
Income taxes payable	—	2,562
Accrued compensation	8,942	7,562
Other current liabilities	6,930	2,202

Total current liabilities	64,443	52,797
Long-term debt	27,771	17,705
Capital lease obligations, less current maturities	14,370	8,362
Put option - Series A Preferred Stock	490	782
Deferred income taxes	9,571	12,101
Other long-term liabilities	9,006	9,626

Total liabilities	125,651	101,373
Commitments and contingencies
Series A Preferred Stock	55,838	49,615
Redeemable Common Stock	81,010	17,246
Stockholders’ deficit
Common Stock December 31, 2012 and 2013	162	162
Additional paid in capital	—	3,959
Accumulated deficit	(71,591)	(11,603)

Total stockholders’ deficit	(71,429)	(7,482)

Total liabilities, redeemable instruments and stockholders’ deficit	$191,070	$160,752

Consolidated Statements of Cash Flows

At December 31, 2013 and December 31, 2012

(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net (loss) income	$6,040	$(1,906)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization of property and equipment	8,374	4,637
Amortization of intangibles	3,057	3,082
Amortization of deferred financing costs	175	175
Provision for doubtful accounts	1,038	482
Gain on sale of property and equipment	(372)	(1,280)
Noncash stock compensation	—	4,658
Deferred income taxes	(1,782)	(767)
Other	(292)	210
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(12,777)	(6,858)
Inventories	(2,945)	(1,845)
Other assets	(2,270)	(1,948)
Accounts payable	3,902	2,013
Income taxes payable	(2,602)	2,339
Other liabilities	4,678	1,602

Net cash provided by operating activities	4,224	4,594
Cash flows from investing activities
Restricted cash	95	—
Purchases of property and equipment	(2,665)	(2,929)
Acquisitions of businesses, net of cash acquired of $0, $375 and $0 in 2011, 2012 and 2013, respectively	(1,181)	(823)
Proceeds from sale of property and equipment	1,240	176
Proceeds from insurance	—	833

Net cash (used in) investing activities	(2,511)	(2,743)
Cash flows from financing activities
Proceeds from revolving lines of credit, net	10,038	486
Principal payments on long term debt	(513)	(511)
Payments on capital lease obligations	(6,625)	(2,956)
Deferred offering costs	(4,446)	—
Capital contributions	—	2,500

Net cash (used in) financing activities	(1,546)	(481)
Net change in cash	167	1,370
Cash at beginning of year	3,898	2,528

Cash at end of year	$4,065	$3,898

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA measures performance by adjusting EBITDA for certain income or expense items that are not considered part of our core operations. We believe that the presentation of this measure provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business. We also believe this measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use this measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with GAAP as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income from continuing operations as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net (loss) income (loss) for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

For the Three and Twelve Months Ended December 31, 2013 and 2012

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Adjusted EBITDA:
Net income (loss) (GAAP)	$2,377	$5,093	$6,040	$(1,906)
Interest expense	600	503	2,257	1,979
Provision for income taxes, continuing operations	1,570	45	4,216	555
Depreciation and amortization	3,300	2,355	11,606	7,894

EBITDA	7,847	7,996	24,119	8,522

Legal settlements	1,376	(6,975)	1,376	(6,975)
Non-cash stock compensation	—	11	—	4,658
Initial public offering costs expensed	35	—	35	—

Adjusted EBITDA	$9,258	$1,032	$25,530	$6,205

Adjusted EBITDA as a percentage of net revenue	7.8%	1.1%	5.9%	2.1%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net